Exhibit 99.1

Media Contact: Sandy Yusen, Dir. of PR

Tel: (866) 968-2739

I.R. Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc. Acquires

Timothy’s Coffees of the World, Inc.

- Acquisition of Canadian Coffee Company to Strengthen GMCR’s

Leadership in Specialty Coffee throughout North America -

- Company Raises Sales and Earnings Estimates to Reflect Acquisition -

WATERBURY, VT (November 13, 2009) – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) announced today that the Company has acquired Timothy’s Coffees of the World, Inc. (“Timothy’s”) from an affiliate of Sun Capital Partners, Inc. for a cash purchase price of approximately $157 million, in U.S. dollars, subject to adjustment.

The acquisition includes the Timothy’s World Coffee® brand and wholesale business (but does not include retail operations), and will be maintained as a wholly owned Canadian subsidiary, with operations integrated into GMCR’s Specialty Coffee Business Unit. GMCR anticipates the acquisition will be accretive to its earnings per share in fiscal year 2010.

Headquartered in Toronto, Ontario, Timothy’s is a premium coffee company that produces specialty coffee, tea and other beverages in a variety of packaged forms. Additionally, Timothy’s produces K-Cup® portion packs for the Keurig® Single-Cup Brewing System sold under the Timothy’s World Coffee®, Emeril’s and Kahlua® Original K-Cup brands. Timothy’s became a licensed roaster of Keurig, Incorporated, a wholly owned subsidiary of GMCR, in 2000.

Lawrence J. Blanford, President and Chief Executive Officer of GMCR said, “Timothy’s is a great addition to GMCR’s family of brands. We have been collaborating together since they became a Keurig licensee and know the company is a great strategic and cultural fit. We believe that Timothy’s, along with our Green Mountain Coffee brand, will contribute meaningfully to our future success in Canada and throughout North America.”

Blanford continued, “This acquisition will provide GMCR with a Canadian presence and a coffee roasting facility in Toronto. It will accelerate GMCR’s geographic expansion with a Canadian brand platform that includes manufacturing and distribution synergies. The retail portion of the Timothy’s business has been purchased by Bruegger’s Enterprises, Inc. and will continue to support the Timothy’s brand across Canada. Our acquisition includes a five-year coffee supply agreement with Bruegger’s

Canadian affiliate and we look forward to our expanding relationship with them as we already supply all of their 290 locations in the U.S.”

Blanford concluded, “Timothy’s wholesale business and brand is a landmark international acquisition for GMCR – representing the accomplishment of a key goal: to further optimize the Keurig opportunity and our family of brands across North America.”

The Company’s revised estimates, as a result of the Timothy’s acquisition, are provided below. Changes reflect increases over GMCR’s previous estimates provided on November 11, 2009 in the Company’s 2009 fiscal fourth quarter and year-end earnings release and conference call:

Revised Estimates for Fiscal Year 2010:

•	Total consolidated net sales growth of 55% to 60%, up from prior estimates of 50% to 55%.

•	An operating margin in the range of 11.5% to 12.0%, up from previous estimates of 11.2% to 11.7%.

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Fully diluted GAAP earnings per share in the range of $1.85 to $1.95 per share, up from prior estimates of $1.75 to $1.85 per share. The fully diluted GAAP earnings per share estimates include $14 million pre-tax or $0.18 per diluted share non-cash amortization expenses related to the identifiable intangibles of the Company’s acquisitions and including estimated acquisition transaction expenses related to the Timothy’s acquisition which now are required to be expensed rather than capitalized under the new Financial Accounting Standards Board pronouncement on business combinations.

•	Other key estimates, such as system-wide K-Cup Growth rates, remain unchanged from estimates released by GMCR on November 11, 2009 when it released fiscal 2009 results.

Revised Estimates relating to Balance Sheet and Cash Flow for Fiscal Year 2010:

•	Capital expenditures for fiscal 2010 in the range of $95 to $115 million, up from prior estimates of $90 to $110 million.

•	Depreciation and amortization expenses in the range of $44 to $48 million, up from prior estimates of $38 to $42 million, and including $14 million for amortization of identifiable intangibles.

Revised Estimates for First Quarter Fiscal Year 2010:

•	Total consolidated net sales growth of 65% to 70%, up from prior estimates of 61% to 66%.

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An operating margin in the range of 4.0% to 4.5%, up from prior estimates of 3.8% to 4.3%. The Company anticipates selling and marketing expenses as a percentage of net sales during the first quarter of fiscal 2009 to be about the same as a year ago excluding the impact of the $17 million or $0.26 per diluted share Kraft patent litigation settlement. Operating margins are expected to be similar to a year ago due to the planned increase in net sales of At Home Single-Serve Keurig brewers with no contribution to gross margins.

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Fully diluted GAAP earnings per share in the range of $0.12 to $0.16, up from prior estimates of $0.11 to $0.15 per share. The fully diluted GAAP earnings per share includes estimated acquisition transaction expenses related to the Timothy’s acquisition which now are required to be expensed rather than capitalized under the new Financial Accounting Standards Board pronouncement on business combinations. This compares to the prior year fully diluted GAAP earnings per share of $0.37 per share and non-GAAP fully diluted earnings per share of $0.10 per share excluding the impact of the $17 million or $0.26 per diluted share Kraft patent litigation settlement.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006, the acquisition of Tully’s wholesale business and brands completed on March 27, 2009, the one-time operating income related to the settlement of the Company’s Kraft litigation, and the acquisition of Timothy’s completed on November 13, 2009. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its web site, including news releases and its complete financial statements, as filed with the SEC. Today the company posted a set of slides on its web site with more information on the Timothy’s transaction, and they can be viewed by clicking on this link: www.gmcr.com/GMCR/downloads/091113-announcement.ppt. In addition, you can access the slides by going to www.GMCR.com, clicking on Press Room, and scrolling down to Recent Releases, where you will find a link. The Company encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Brueggers Enterprises, Inc.

Bruegger’s Enterprises, Inc., an affiliate of Sun Capital Partners, Inc. and operator of Bruegger’s Bagel restaurants, primarily in the United States, is a leader in the fast casual restaurant segment. Founded in 1983, Bruegger’s is headquartered in Burlington, Vermont, operates 290 neighborhood bakery-cafes in 24 states and the District of Columbia, and supports its neighbors in every community it serves. Bruegger’s menu in these stores features a Fair Trade CertifiedTM coffee from Green Mountain Coffee®. Brueggers completed the purchase of Timothy’s retail operations prior to GMCR’s acquisition of Timothy’s wholesale business and will continue to manage Timothy’s retail business of 139 restaurants (both franchised and corporate-owned locations) across Canada, under the Timothy’s World Coffee, Michel’s Baguette® Bakery Café, and mmmuffins® retail banners as well as Levain World Bakery.

About Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR)

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee and Timothy’s World Coffee®. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed roasters, including Green Mountain Coffee, Tully’s Coffee and Timothy’s. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s and Timothy’s wholesale operations and capacity into its Specialty Coffee business unit, the Company’s success in introducing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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